Exhibit 10.17

2019 COLLABORATION AGREEMENT

***	Certain information has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

2019 COLLABORATION AGREEMENT

THIS 2019 COLLABORATION AGREEMENT (the “Agreement”) is made effective as of August 16, 2019 (the “Effective Date”), by and between Adimab, LLC, a Delaware limited liability company having an address at 7 Lucent Drive, Lebanon, NH 03766 (“Adimab”), and ALECTOR LLC., a Delaware limited liability company having an address at 131 Oyster Point Blvd., Suite 600, San Francisco, CA 94080 and its Affiliates (“Alector”).

BACKGROUND

WHEREAS, Adimab is a leader in yeast-based, fully human antibody discovery and optimization using its proprietary core technology platform;

WHEREAS, Alector is a biotechnology company in the business of, among other things, developing and commercializing therapeutic products;

WHEREAS, Alector wishes to collaborate with Adimab on discovery or optimization of antibodies against Target(s) of Alector’s choosing;

WHEREAS, Alector will have the option to develop, manufacture and commercialize the resulting Program-Benefited Antibodies in accordance with the terms hereof; and

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Adimab and Alector hereby agree as follows:

ARTICLE 1
DEFINITIONS

The following initially capitalized terms have the following meanings (and derivative forms of them will be interpreted accordingly):

1.1“AAA” has the meaning set forth in Section 10.2(b) (Disputes Not Resolved Between the Parties).

1.2“Adimab” has the meaning set forth in the recitals.

1.3“Adimab Indemnitees” has the meaning set forth in Section 8.2 (Indemnification by Alector).

1.4“Adimab Materials” means any tangible biological or chemical materials (including all vectors, cell lines, antibodies and other Know-How in the form of tangible biological or chemical materials) used or created by Adimab and provided to Alector under a Research Program, including quantities of Program Antibodies (and DNA encoding these Program Antibodies), but excluding (i) materials available from third party sources or created independently by Alector, (ii) Alector Materials, and (iii) from and after the time of Option exercise for the relevant Target, any quantities of Optioned Antibodies (and DNA encoding these Optioned Antibodies) provided to Alector for such Target.

1.5“Adimab Multispecific Product” means a Multispecific Product is comprised of or contains (a) more than one Optioned Antibodies and (b) no antibodies that are not Optioned Antibodies.

1.6“Adimab Platform Patents” means all Patents Adimab Controls during the Term that [***].  (For clarity, Adimab Platform Patents exclude Program Antibody Patents.)

1.7“Adimab Platform Technology” means (a) the discovery and optimization of antibodies via methods used by Adimab that include the use of synthetic DNA antibody libraries and engineered strains of yeast and interrogating repertoires generated through B cell cloning, (b) all methods, materials and other Know-How used by Adimab in the foregoing and (c) platforms embodying, components, component steps and other portions of any of the foregoing in (a) or (b).  For clarity, Adimab Platform Technology excludes [***].  Adimab Platform Technology includes Adimab Platform Technology Improvements.

1.8“Adimab Platform Technology Improvement” means all [***].

1.9“Affiliate” means an entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with a Party.  For this purpose, “control” means the ownership of fifty percent (50%) or more of the voting securities entitled to elect the directors or management of the entity, or the actual power to elect or direct the management of the entity.

1.10“Agreement” has the meaning set forth in the recitals.

1.11“Alector” has the meaning set forth in the recitals.

1.12“Alector Antibody” means an antibody or other moiety that specifically and selectively binds a Target and is useful for a therapeutic or clinical purpose, in each case Controlled by Alector, which antibody is not a Program-Benefited Antibody.

1.13“Alector Indemnitees” has the meaning set forth in Section 8.1 (Indemnification by Adimab).

1.14“Alector Materials” means [***].

1.15“Alector Multispecific Product” means a Multispecific Product that is comprised of or contains (a) one or more Optioned Antibodies and (b) one or more antibodies that are not Optioned Antibodies.

1.16

***	Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.17“CDR” means a complementarity determining region of an antibody [***].

1.18“Combination Product” means a product containing an Optioned Antibody as well as one or more other active therapeutic ingredients, either in the same formulation or as separate formulations sold together for a single sales price.  Notwithstanding the foregoing, antibody-drug conjugates, nanoparticle conjugates, CAR-T products, multispecific antibodies (including bispecific or trispecific antibodies), and formulations of multiple antibodies into a single active ingredient (including antibody cocktails) will be deemed not to be Combination Products (per se).

1.19“Commercially Reasonable Efforts” means[***].

1.20“Confidential Information” has the meaning set forth in Section 6.1(a) (Ownership of Confidential Information).

1.21“Control” means, with respect to any Know-How or Patent, possession by a Party, whether by ownership or license (other than pursuant to this Agreement), of the ability to grant a license or sublicense as provided for in this Agreement without violating the terms of any written agreement with any Third Party.

1.22“Cover” means, with respect to a particular item and a particular Patent, that, in any of the countries of manufacture, use, or sale, (a) the composition of such item, of any of its ingredients or formulations, or of any product containing such item or that is made using such item by virtue of such product containing or being made using such item; (b) a method of making or using any of the foregoing things referred to in (a); (c) an item used or present in the manufacture of any of the foregoing things referred to in (a) or (b) (for example, with respect to a biologic, any vector, plasmid or cell line used to manufacture such product or item or any ingredient in either of them); or (d) any method by which the foregoing things referred to in (a), (b), or (c) was discovered or identified, or another item present during or used in such method would, in the absence of a license or assignment, infringe a valid claim of such Patent.

1.23“Delivery Fee” means the Naïve Discovery Delivery Fee, the Optimization Completion Fee, and the Multispecific Delivery Fee.

1.24“Derive” or “Derived” means[***]:

(a)[***]; or

(b)[***].

(c)Any antibody described in clauses (a) or (b) is referred to as a “Derivative” and any Derivative is a Program-Benefited Antibody.  [***].

1.25“Dispute” has the meaning set forth in Section 10.2(a) (Initial Dispute Resolution).

1.26

***	Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.27“Evaluation Term” means, with respect to a Research Program, the time period beginning upon the Final Delivery with respect to such Research Program and ending on the earlier of (a) exercise of the Option with repect to such Research Program, (b) the commencement of IND-enabling toxicology studies with final lead from master cell bank with respect to a Product containing Program-Benefited Antibodies from such Research Program, (c) the non-confidential disclosure of the sequence of any Program-Benefited Antibody from such Research Program (including via Patent prosecution), (d) the entering into of a Licensee Agreement with respect to Program-Benefited Antibodies from such Research Program, or (e) [***] after such Final Delivery under such Research Program; provided, however, that Alector, at its sole option, may extend such [***] deadline in clause (e) by one or more periods of [***] by making one-time, non-creditable payment(s) of [***] with respect to each such [***] extension, such amount to be paid at least [***] prior to the end of the then applicable Evaluation Term.

1.28“Excluded Technology” means technology (and the Patents that Cover and the Know-How that embodies such technology) that do not comprise Program Inventions made solely or jointly by or on behalf of Adimab, to the extent pertaining to:[***].

1.29“Field” means therapeutic, diagnostic or prophylactic uses in human and nonhuman disease.

1.30“Final Delivery” means, on a Research Program-by-Research Program basis, the delivery by Adimab to Alector of sequences of Program Antibodies from Adimab’s work under a Research Plan [***] for such Research Program.  For clarity, if there are multiple deliveries of sequences of Program Antibodies during the course of a Research Program (e.g., one delivery with respect to the Program Antibodies generated through the initial discovery process and a subsequent delivery of sequences of Program Antibodies with respect to optimization of the initially delivered Program Antibodies into new, optimized Program Antibodies), then Final Delivery will mean only the last of such deliveries; provided, however, that in the event that [***] passes from the most recent delivery of Program Antibodies from Adimab to Alector under a Research Program and Alector has not submitted a list of Program Antibodies for additional work (e.g., optimization) with respect to such Research Program, then upon written notice by Adimab to Alector specifically referencing this Section 1.29 (Final Delivery), the last such delivery will be deemed to be the Final Delivery under such Research Program, even if the possibility exists that Adimab will perform additional work with respect to such Research Program (and even if Adimab actually subsequently performs additional work with respect to such Research Program).

1.31“First Commercial Sale” means, with respect to a Product in any country, the first sale for which payment has been received for use or consumption by an end-user of such Product in such country after receiving Marketing Approval and pricing approval for such Product in such country, excluding registration samples, compassionate use, and use in Phase IV trials for which no payment has been received.  So-called “treatment IND sales” and “named patient sales” will not be construed as a First Commercial Sale.

1.32

***	Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.33“FTE” means the equivalent of a full-time employee’s working days over a twelve (12) month period (taking account of normal vacations, sick days and holidays not being considered working days), which equates to a total of one thousand eight hundred (1,800) hours per twelve (12) month period of work performed by a fully qualified Adimab employee or consultant in a Research Program.  To provide an FTE over a given period that is less than a year means to provide the proportionate share (corresponding to the proportion that such period bears to a full year) during such period of a full year’s FTE.

1.34“FTE Rate” means [***] per FTE.

1.35“Indemnify” has the meaning set forth in Section 8.1 (Indemnification by Adimab).

1.36“Know-How” means all non-public technical information and know-how in any tangible or intangible form, including (a) inventions, discoveries, trade secrets, data, specifications, instructions, processes, formulae, materials (including cell lines, vectors, plasmids, nucleic acids and the like), methods, protocols, expertise and any other technology, including the applicability of any of the foregoing to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them or processes for their manufacture, formulations containing them or compositions incorporating or comprising them, and (b) all data, instructions, processes, formulae, strategies, and expertise, whether biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical, analytical, or otherwise and whether related to safety, quality control, manufacturing or other disciplines, in each case to the extent not then in the public domain or available from a Third Party.  Notwithstanding the foregoing, Know-How excludes Patent claims.

1.37“Lead Product” means the Product designated as a Lead Product by Alector in the context of identifying a Back-Up Candidate in accordance with Section 4.4(c) (Back-Up Candidates).

1.38“Licensee” means a Third Party to whom Alector has granted, directly or indirectly through multiple tiers, rights to research, develop, manufacture, or commercialize Program-Benefited Antibodies; provided, however, that Licensees will exclude fee-for-service contract research organizations or contract manufacturing organizations acting in such capacity for the benefit of Alector and any Third Party to the extent conducting activities independently of a right or license from Alector to do so.  For clarity, licensees of the rights assigned to Alector by Adimab and sublicensees of the license granted by Adimab to Alector pursuant to Section 3.2 (Commercial Rights) will be Licensees (to the extent such Third Party conducts such activities pursuant to such rights or sublicensees).

1.39“Licensee Agreement” has the meaning set forth in Section 3.2(b)(iii) (Licensees).

1.40“Losses” has the meaning set forth in Section 8.1 (Indemnification by Adimab).

1.41

***	Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.42“Marketing Approval” means, within any given country, approval by the relevant regulatory agency to market a Product legally as a drug or biologic, such as approval by the United States Food & Drug Administration of a Biologic License Application (as defined in the U.S. Federal Food, Drug and Cosmetics Act and the regulations promulgated thereunder (21 C.F.R. §§ 600-680) in the United States), or approval by a comparable agency of a comparable filing in any other jurisdiction, or analogous approvals with respect to diagnostic or animal health uses in the United States or any other jurisdiction.  Pricing approval need not be obtained in order for Marketing Approval to be achieved.

1.43“Milestone Event” has the meaning set forth in Section 4.4(a) (Milestone Events).

1.44“Milestone Payment” has the meaning set forth in Section 4.4(a) (Milestone Events).

1.45“Multispecific Delivery Fee” has the meaning set forth in Section 4.2(b)(iii) (Multispecific Delivery Fee).

1.46“Multispecific Product” means a Product that contains a single molecule, such as a bispecific or trispecific antibody, comprised of or containing binding regions comprising CDRs that bind to two or more Targets or two or more epitopes of the same Target.

1.47“Naïve Discovery Delivery Fee” has the meaning set forth in Section 4.2(b)(i) (Naïve Discovery Delivery Fee).

1.48“Naïve Library” means, with respect to a Target, an antibody library containing at least 109 transformants, containing both heavy and light chains, and used in initial screening to discover antibodies of interest against such Target.

1.49“Net Sales” means the gross amounts invoiced with respect to a Product by Alector and its Licensees for sales or other disposition of such Product to a Third Party purchaser of such Product, less the following to the extent that the following are directly incurred with respect to a Product, or allocated specifically to a Product in accordance with generally accepted accounting principles consistently applied across the books and records of Alector and its Licensees, as applicable:

(a)discounts (such as cash, trade and quantity discounts) actually allowed with respect to such sales which effectively reduce the selling price and are appropriately deducted from sales under appropriate accounting principles, consistently applied;

(b)credits, returns, rebates, chargebacks and other allowances actually given or allowed with respect to such sales;

(c)retroactive price reductions that are actually allowed or granted;

(d)deductions to the gross amounts invoiced for Product imposed by regulatory authorities or other governmental entities;

(e)sales tax (such as VAT or its equivalent), tariffs and excise taxes, other consumption taxes, and duties (excluding any taxes paid on the income from such sales) to the extent the selling person does not receive and retain a credit or a refund of such taxes or duties; and;

(f)freight, postage, shipping, transportation and insurance charges actually allowed or paid for delivery of Products, to the extent included in the gross amounts invoiced; and

(g)bad debt [***].

In the event that non-cash consideration is received for any Product, Net Sales will be calculated based on the average price charged for such Product during the preceding quarter in the same country, or in the absence of such sales, the fair market value of the Product, as determined by the Parties in good faith.  Notwithstanding the foregoing, any (1) inter-company transfers or sales to or from the selling Party’s Licensees (including Affiliates thereof) or sublicensees for resale to Third Party end-users, and (2) transfers of Product for use as samples (including registration samples), or for use in research or Product development (including post approval clinical trials), at or below the manufacturing costs thereof, will be excluded from the computation of Net Sales.

If any Optioned Antibody is sold as part of a Combination Product, the Net Sales for such Optioned Antibody will be determined by multiplying the applicable Net Sales of the Optioned Antibody (as determined without the application of this paragraph) by the fraction, A/(A+B), where A is the average per unit sale price of the Optioned Antibody component of the Combination Product when sold separately as a stand-alone product in finished form in the country in which the Combination Product is sold and B is the average per unit sale of the other active ingredients contained in the Combination Product when sold separately as stand-alone products in finished form in the country in which the Combination Product is sold, in each case during the applicable royalty reporting period or, if sales of such stand-alone products did not occur in such country in the applicable period, then in the most recent royalty reporting period in which such sales of such stand-alone products occurred in such country.  If such average sale prices cannot be determined because such stand-alone sales did not occur or otherwise, the calculation of applicable Net Sales will be mutually agreed upon by the Parties based on the relative value contributed by each component, such agreement not to be unreasonably withheld; provided, however, that if the Parties do not agree on such calculation within [***] after Alector’s request regarding such calculation, then the calculation will be determined by arbitration under Section 10.2 (Dispute Resolution).

1.50“Non-Optioned Antibodies” means any Program Antibody with respect to which the Evaluation Term has expired and which was not selected by Alector pursuant to Section 3.2(a)(i) (Option Exercise), and any Program-Benefited Antibody Derived from such Program Antibody.

1.51“Optimization Completion Fee” has the meaning set forth in Section 4.2(b)(ii) (Optimization Completion Fee).

1.52

***	Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.53“Optimized Alector Product” means a Product which contains an Optimized Alector Antibody.

1.54“Option” has the meaning set forth in Section 3.2(a)(i) (Option Exercise).

1.55 “Option Fee” has the meaning set forth in Section 4.3 (Option Fee).

1.56“Optioned Antibody” means any Program Antibody selected by Alector pursuant to Section 3.2(a)(i) (Option Exercise)[***].

1.57“Optioned Program Antibody Patents” means those Program Antibody Patents that Cover Optioned Antibodies and do not disclose the sequence of Non-Optioned Antibodies.

1.58“Party” means Adimab or Alector.

1.59“Patent” means any patent application or patent anywhere in the world, including all of the following categories of patents and patent applications, and their foreign equivalents: provisional, utility, divisional, continuation, continuation-in-part, and substitution applications; and re-issue, re-examination, renewal and extended patents; and any rights associated with extended patent terms, including Patent Term Adjustment (PTA), Patent Term Extension (PTE), Supplementary Protection Certificates (SPC); and other similar rights.

1.60“Phase I Trial” means a human clinical trial (whether a Phase Ia or a Phase Ib trial) in any country of the type described in 21 C.F.R. §312.21(a), or an equivalent clinical study required by a regulatory authority outside of the United States.

1.61“Phase II Trial” means a human clinical trial conducted in any country of the type described in 21 C.F.R. §312.21(b), or an equivalent clinical study required by a regulatory authority outside of the United States.

1.62“Phase III Trial” means a human clinical trial in any country of the type described in 21 C.F.R. § 312.21(c), or an equivalent clinical study required by a regulatory authority outside the United States. For purposes of this Agreement, a human clinical trial that combines elements of two different phases of clinical trial will be deemed to be the more advanced type of clinical trial (e.g., a Phase II /III clinical trial will be deemed a Phase III Trial).

1.63“Product” means any actual or potential product that comprises or contains one or more Optioned Antibodies (whether or not such product is, is intended to be, or was under evaluation for safety, efficacy, or other factors, and whether or not such Product has been formulated for delivery).  For clarity, a multispecific antibody product that comprises or contains two (2) or more Optioned Antibodies will be deemed to be a single Product.

1.64

***	Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.65“Program Antibody Patents” means, for a Target, Patents that (a) Cover the sequence of a Program-Benefited Antibody or the methods of manufacturing or using such Program-Benefited Antibody and (b) do not Cover Adimab Platform Technology.

1.66“Program-Benefited Antibody” means any Program Antibody and any antibody that is Derived from a Program Antibody.  For clarity, any antibody Derived from a Program-Benefited Antibody will itself be a Program-Benefited Antibody.

1.67“Program Inventions” means, for a Target, any invention that is conceived or first reduced to practice by or on behalf of a Party in the course of or as a result of the activities conducted under this Agreement (including in exercise of a license under this Agreement) or as a result of the material use of non-public, proprietary Confidential Information exchanged hereunder.  For clarity, Program Inventions include all Know-How made, developed, invented or discovered by employees, contractors or agents of either Party or of both Parties in performing a Research Program pursuant to this Agreement.

1.68“Program Patent” means any Patent Covering a Program Invention.

1.69“Research Committee” has the meaning set forth in Section 2.2(a) (Scientific Research Committee).

1.70“Research Plan” means the research plan agreed upon by the Parties with respect to a Target in accordance with Section 2.1(a) (Research Plans).

1.71“Research Program” means a program of research conducted under this Agreement in accordance with a Research Plan.  For clarity, in the event that Adimab discovers Program Antibodies against a specific Target both (a) using the Adimab Platform Technology for initial discovery of Program Antibodies against such Target and (b) using an Alector Antibody to generate Optimized Alector Antibodies against such Target, the activities described in clause (a) and in clause (b) will be conducted pursuant to separate Research Programs, but shall be considered as directed to the same Target.

1.72 “Research Term” means the period beginning on the date on which Adimab commences work on a Research Program and ending, on a Research Program-by-Research Program basis, upon Adimab’s Final Delivery under a Research Plan; provided, however, that in the event that Adimab is unable to deliver any antibodies pursuant to a Research Plan within [***] of commencing work on such Research Plan, then either Party may terminate the Research Term at such point.

1.73 “Royalty Payment” has the meaning set forth in Section 4.5(a) (Royalty Payments).

1.74

***	Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.75“Senior Executive Discussions” has the meaning set forth in Section 10.2(a) (Initial Dispute Resolution).

1.76“Sequence IP” means Patents that Cover, and Know-How related to, the sequence of an antibody (including any Program-Benefited Antibody), including the CDRs and any fragments thereof.

1.77“Target” means a target selected by Alector pursuant to Section 2.1 (Research Programs), including all include fragments, isoforms, and naturally occurring variants thereof.

1.78“Target Nomination Period” means the term beginning on the Effective Date and ending [***] after the Effective Date.

1.79“Target Questionnaire” means the form of target questionnaire attached hereto as Exhibit A.

1.80“Term” will have the meaning set forth in Section 9.1 (Term).

1.81“Terminated Antibodies” has the meaning set forth in Section 9.4(e) (Termination with Respect to a Research Program).

1.82“Terminated Products” has the meaning set forth in Section 9.4(e) (Termination with Respect to a Research Program).

1.83“Third Party” means an entity other than a Party or any of its Affiliates.

1.84“Third Party Claims” has the meaning set forth in Section 8.1 (Indemnification by Adimab).

1.85 “Third Party Contractors” means (a) Third Parties that provide services on a fee-for-service basis, such as contract research organizations, contract manufacturers, and the like, and (b) Third Party academic collaborators, in each case, so long as (x) any agreement between Alector and such Third Party service provider or Third Party academic collaborator is terminable at will upon reasonable notice by Alector and (y) Alector does not grant such Third Party service provider or Third Party academic collaborator any rights inconsistent with Alector’s rights to research develop, manufacture, commercialize, or patent (or an option to obtain such rights) with respect to any Program-Benefited Antibodies, and (z) such Third Party service provider or Third Party academic collaborator is bound to the same confidentiality and non-use obligations as Alector is bound to under this Agreement.

1.86

***	Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.87References in the body of this Agreement to “Sections” or “Articles” refer to the sections or articles of this Agreement.  The terms “include,” “includes,” “including” and derivative forms of them will be deemed followed by the phrase “without limitation” regardless of whether such phrase appears there (and with no implication being drawn from its inconsistent inclusion or non-inclusion) and the term “or” has the inclusive meaning represented by the phrase “and/or” (regardless of whether it is actually written and drawing no implication from the actual use of the phrase “and/or” in some instances but not in others).

1.88To avoid doubt, the term “antibody” as used everywhere else in this Agreement includes full-length antibodies, fragments thereof, and chemically modified versions thereof (including pegylated versions and multispecific antibodies (including bispecifics and trispecifics) and regardless of whether containing amino acid substitutions), all of the foregoing whether naturally occurring, artificially produced, raised in an artificial system, or created through modification of an antibody produced in any of the foregoing ways or otherwise, and whether represented by physical material or sequences.  Throughout this Agreement, the term “sequence” or “sequences” means both the amino acid sequence and nucleic acid sequence and a sequence may be identified either explicitly (e.g., by identifying the specific sequences) or implicitly (e.g., by referencing specific substitutions to the sequence of an antibody).  References in this Agreement to disclosure or use of sequence(s) of an antibody or CDR will mean the public disclosure or use of the unique sequence(s) of such antibody or CDR.

ARTICLE 2
RESEARCH PROGRAMS

2.1Research Programs.

(a)

***	Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(b)Conduct of Research.  Each Party will use its Commercially Reasonable Efforts to perform the activities assigned to such Party in a Research Plan and to achieve the timeline(s) set forth in such Research Plan.  Adimab’s obligation to start performance of a Research Program hereunder will be subject to (i) the availability of reagents of sufficient quality and quantity, and (ii) the availability of Adimab researchers to perform such Research Program, and Adimab will provide Alector with reasonable notice as to the availability of its researchers to start performance of its obligations under a Research Plan at the time of negotiation of such Research Plan.  Alector Materials are expected to include Target antigen of suitable quality for performance of the Research Program and such Alector Materials must pass Adimab’s quality control standards prior to commencing the Research Program.  Adimab’s performance obligations under a Research Program will expire at the end of the Research Term for such Research Program.  Adimab will have the right to use Third Parties in the performance of its obligations hereunder.  Adimab will have the right to use Third Party Contractors in the performance of its obligations hereunder; provided, however, that: (a) Adimab provides written notice to Alector identifying such Third Party Contractor and Alector agrees to Adimab’s use of such Third Party Contractor; (b) any such subcontract will be subject to the relevant terms and conditions of this Agreement; (c) Adimab will enter into agreements with its Third Party Contractors that contain confidentiality terms no less stringent than those set forth in Article 6 (CONFIDENTIALITY; PUBLICITY) hereof and assignment of inventions provisions consistent with the requirements of this Agreement; and (d) no such subcontracting will relieve Adimab of its obligations hereunder.

2.2Project Management.

(a)Scientific Research Committee.  Promptly after agreement on a Research Plan, the Parties will form a steering committee consisting of two (2) representatives of each Party (the “Research Committee”) to oversee such Research Plan.  The Research Committee’s role is to facilitate communication regarding progress in relation to a Research Program and the collaboration generally.  Either Party may change its Research Committee members upon written notice to the other Party.  The Research Committee may meet in person or by teleconference or videoconference.  Each Party will designate one of its Research Committee members as co-chair.  The Research Committee will meet from time to time promptly after the date of a written request by either Party.  Additional members representing either Party may attend any Research Committee meeting.  The co-chairs will be responsible for circulating, finalizing and agreeing upon minutes of each meeting within [***] after the meeting date.  Upon expiration of the final Research Term, the Research Committee will be disbanded.

(b)

***	Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(c)Alliance Managers.  Each Party will designate in writing within [***] after the Effective Date an “Alliance Manager” to be the primary contact for such Party.  The Alliance Manager will be responsible for managing communications between the Parties with respect to each Research Program, including responsibility for scheduling teleconferences and coordinating Research Committee meetings.  Alliance Managers may also be members of the Research Committee.  In no event will the Alliance Managers have the power to amend or waive compliance with this Agreement.

2.3Reports; Records.

(a)Reports By Adimab.  At the junctures specified in a Research Plan, Adimab will provide written reports to Alector regarding such Research Plan.  Adimab will maintain records, in reasonable scientific and technical detail and in a manner appropriate for patent purposes, which will be complete and accurate and will fully and properly reflect all work done and results achieved in the performance of a Research Program.

(b)Reports By Alector.  During each Research Term at junctures set forth in the Research Plan, Alector will provide written summary reports as required under the applicable Research Plan.  Following exercise of the applicable Option with respect to a Research Program until First Commercial Sale of the first Product against the applicable Target, Alector will provide semi-annual written reports to Adimab in the form attached hereto as Exhibit C regarding the existence and stage of development of all Optioned Antibodies and Products that include such Optioned Antibody since the date of the last report, and any advancements in the stage of development expected in the next [***] in the form attached hereto as Exhibit C.  For clarity, the information reported by Alector will be Alector’s Confidential Information and will be used by Adimab solely for the purpose of allowing Adimab to monitor the progress of development of Program-Benefited Antibodies during the Evaluation Term and, after the Evaluation Term, Optioned Antibodies and Products, and to monitor Alector’s obligations under this Agreement.

2.4Adimab Materials.

(a)

***	Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(b)Use of Third Party Contractors.  During the Research Term and the Evaluation Term, Alector may use Third Party Contractors to assist in assessing and Deriving Program-Benefited Antibodies to determine whether to exercise an Option with respect to such Research Program; provided, however, that in the event that such Evaluation Term expires and Alector has not exercised the applicable Option, then Alector will terminate any agreements with such Third Party Contractors to the extent that such agreements pertain to Program-Benefited Antibodies in a manner such that Alector does not grant to such Third Party Contractors any rights inconsistent with Alector’s rights to research, develop, manufacture, commercialize, or patent (or an option to obtain such rights) with respect to any applicable Non-Optioned Antibodies and each such Third Party Contractor is bound to the same confidentiality and non-use obligations as Alector is bound to under this Agreement.

(c)No Transfer to Third Parties Other than Third Party Contractors.  During the Research Term or the Evaluation Term, Alector will not provide Program-Benefited Antibodies to any Third Party except as permitted pursuant to Section 2.4(b) (Use of Third Party Contractors).  After expiration of the applicable Evaluation Term, Alector will not provide any Non-Optioned Antibodies to any Third Party.

(d)Title to Adimab Materials.  Adimab retains title to the Adimab Materials, including all quantities of Program Antibodies that it provides under a Research Program, including during the Evaluation Term.  At the expiration of the Evaluation Term for a Research Program, if Alector has not exercised its Option with respect to any applicable Program Antibodies within such Research Program, Alector will return to Adimab or destroy such Program Antibodies and Program-Benefited Antibodies Derived from such Program Antibodies in its possession (at Adimab’s direction); provided, however, that notwithstanding the foregoing, should Alector exercise the Option for a given Research Program, all right, title and interest in and to the applicable Optioned Antibodies and their sequences will belong to and vest in Alector (subject to the terms and conditions of this Agreement with respect to Optioned Antibodies, including Section 9.4 (Commitments Regarding Program-Benefited Antibodies)).

2.5Alector Materials.  Adimab will use the Alector Materials solely to perform a Research Program hereunder.  Adimab will not transfer the Alector Materials to any Third Party except in accordance with an agreed-upon Research Plan.  Within [***] after the Research Term for such Research Program ends or promptly after termination of a Research Program, Adimab will return to Alector or destroy any remaining Alector Materials provided for such Research Program (at Alector’s direction).

2.6Certain Restrictions on the Use of Naïve Libraries and Antibodies.

(a)

***	Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(b)Adimab Libraries.

(i)Antibodies within Libraries.  Adimab will not be required to physically remove from its libraries, or to prevent from being included in future libraries, any Program-Benefited Antibodies.  Subject to Section 2.6(a) (Funded Discovery), Adimab hereby reserves the right for Adimab, and those deriving rights from Adimab, to include Program-Benefited Antibodies in antibody library(ies) transferred or licensed by Adimab to Third Parties (including the transfer of physical possession of samples of Program-Benefited Antibodies to a Third Party as part of the transfer of libraries in such transactions).  For clarity, Third Party recipients of Adimab’s Platform Technology or Naïve Libraries are entitled to conduct any activity with respect to Program-Benefited Antibodies without contractual restriction from Adimab (although such activities may infringe Patents held by third parties, such as Patents covering a composition of matter held by Alector by virtue of the work performed by Adimab pursuant to this Agreement).

(ii)Use of Adimab Platform Technology by Platform Transferees.  Nothing herein will prevent Adimab from licensing or transferring some or all of the Adimab Platform Technology to a Third Party (including technical support in connection therewith) nor will anything herein require Adimab to in any way limit the use of the Adimab Platform Technology by Adimab or a Third Party so long as Adimab complies with clauses (ii), (iii) and (iv) of Section 2.6(a) (Funded Discovery).

ARTICLE 3
LICENSES; OPTION; DEVELOPMENT & COMMERCIALIZATION

3.1Mutual Research Licenses.

(a)

***	Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(b)Research License to Adimab.  During the Research Term and Evaluation Term for a Research Program, Alector hereby grants to Adimab a non-exclusive, non-sublicensable (except to controlled Third Party Contractors of Adimab in accordance with Section 2.1(b) (Conduct of Research)) license under all Patents and Know-How Controlled by Alector solely to perform Adimab’s responsibilities under the applicable Research Plan.

3.2Commercial Rights.

(a)Option.

(i)Option Exercise.  On a Research Program-by-Research Program basis, Adimab hereby grants Alector the exclusive option (an “Option”) to obtain the licenses and assignments described in Section 3.2(b) (Development and Commercialization License and Assignment) for Program Antibodies discovered during a Research Program and those Program-Benefited Antibodies Derived therefrom, exercisable on or before the expiry of the relevant Evaluation Term by written notice to Adimab accompanied by payment of the applicable Option Fee for such Research Program.  On a Research Program-by-Research Program basis, Alector will, in its written notice to exercise the Option, specify Program Antibodies to be selected as Optioned Antibodies; provided, however, that the total quantity of Program Antibodies shall not to exceed the Selection Cap for such Research Program, subject to Section 3.2(a)(ii) (Option Exercise for Multispecifics).  As used herein “Selection Cap” means, with respect to a Research Program, an aggregate total of [***] Program Antibodies.  For clarity, Alector may generate Program-Benefited Antibodies from such optioned Program Antibodies, and such Program-Benefited Antibodies [***] shall not count against the Selection Cap.

(ii)Option Exercise for Multispecifics.  If a Research Program involves Program Antibodies against more than one Target, then exercise of the Option with respect to such Research Program includes an exercise against all Program Antibodies against such Targets under such Research Program; provided, however, that the Option Fee shall only be paid for Targets for which an Option Fee has not previously been paid under a prior Research Program.  By way of example, in the event that Adimab delivers Program Antibodies against Target A, Program Antibodies against Target B, and bispecific Program Antibodies against both Targets A and B, then Alector would have the opportunity (but not the obligation) to exercise Options with respect to (i) up to [***] Program Antibodies against Target A, (ii) up to [***] Program Antibodies against Target B, or (iii) up to up to [***] bispecific Program Antibodies against Targets A and B, or some combination of [***] Program Antibodies from subcategories (i), (ii) and (iii) described above; provided, however, that in the event that Alector exercised the Options for Program Antibodies against Target A and Program Antibodies against Target B, then no additional Option Fee would be due pursuant to clause (iii) with respect to exercise of the Option for bispecific antibodies combining Program Antibodies for which the Options were exercised pursuant to clauses (i) and (ii).

(iii)

***	Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(b)Development and Commercialization License and Assignment.

(i)Assignment.  Effective on Alector’s exercise of the Option, Adimab hereby assigns to Alector, subject to the terms and conditions of this Agreement, all right, title and interest in and to all applicable Optioned Antibodies (including their sequences).

(ii)License.  Subject to Section 3.3 (Comparison of Program Antibodies and Program-Benefited Antibodies), effective on Alector’s exercise of the Option, Adimab hereby grants to Alector a worldwide, royalty-free, fully paid-up, non-exclusive, sublicensable through multiple tiers (solely

(iii)as provided in Section 3.2(b)(iii) (Licensees)) license under the Adimab Platform Patents, Program Inventions and Adimab Platform Technology, in the Field, to research, develop, have developed, make, have made, use, sell, offer to sell, import and export Optioned Antibodies and Products during the Term; provided, however, that such license excludes Excluded Technology.

(iv)Licensees.  Alector will not license or sublicense (or grant an option to a license or sublicense to) any Non-Optioned Antibody, and any license of any Optioned Antibody and any direct or indirect license or sublicense of the rights granted under Section 3.2(b) (Development and Commercialization License and Assignment) (and any option to acquire such a license or sublicense) will be made solely pursuant to a written agreement (a “Licensee Agreement”) that does not conflict with any relevant terms and conditions of this Agreement and to Licensees who explicitly agree in writing to comply with Section 9.4 (Commitments Regarding Program-Benefited Antibodies).  Alector will remain responsible for all payments and other performance obligations due under this Agreement, notwithstanding any license or sublicense that it may grant.  Within [***] of entering into a Licensee Agreement, Alector will provide Adimab with a copy of such Licensee Agreement, which copy may be redacted to remove the terms of such Licensee Agreement that are not necessary for Adimab to determine compliance with the terms of this Agreement.

3.3Comparisons of Program Antibodies and Program-Benefited Antibodies.

(a)Comparisons Are Permitted.  The licenses and assignments granted to Alector pursuant to Section 3.1(a) (Research License to Alector) and Section 3.2(b) (Development and Commercialization License and Assignment), include the right for Alector to compare Program-Benefited Antibodies to other antibodies, including Alector Antibodies, against a Target or any other agent, including small molecules and biological agents (e.g., experimentally comparing affinities, specificities, function, etc.) and such antibodies and other agents will not be deemed to be Program-Benefited Antibodies by virtue of having conducted such comparisons.

(b)

***	Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

3.4Diligent Development and Commercialization.  On a Research Program-by- Research Program basis, following exercise of the Option with respect to a Research Program, Alector (itself or through its Affiliates or Licensees) will devote Commercially Reasonable Efforts to develop and commercialize [***] Product that contains an Optioned Antibody with respect to such Research Program.  For clarity, Alector’s obligation under this Section 3.4 (Diligent Development and Commercialization), will be satisfied by devoting Commercially Reasonable Efforts to develop and commercialize [***] irrespective of the number of Optioned Antibodies that exist with respect to such Research Program; provided, however, that development and commercialization of a single Product that contains Optioned Antibodies against more than one Target will count as development and commercialization of a Product against all Research Programs that include such Target (e.g., development of a Multispecific Product with antibodies against multiple Targets will satisfy Alector’s diligence obligation with respect to each Research Program that includes such Target).  Notwithstanding the foregoing, Alector will not be obligated to develop or commercialize [***].

3.5No Implied Licenses.  Other than the licenses, covenants, options and assignments explicitly set forth in this Article 3 (Licenses; Option; Development & Commercialization) or in Article 5 (Intellectual Property), neither Party grants any intellectual property licenses, covenants, options or assignments to the other Party under this Agreement.  This Agreement does not create any implied licenses.

3.6

***	Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE 4
FINANCIAL TERMS

4.1Technology Access Fee.  [***].

4.2Research Stage Fees.

(a)Research Funding.  Alector will pay Adimab, within [***] of completion of each calendar quarter and receipt by Alector of an invoice from Adimab, an amount equal to [***] of the actual FTEs expended by Adimab in the performance of its obligations hereunder during such calendar quarter (at the FTE Rate); provided, however, that, on a Research Plan-by-Research Plan basis, Adimab will notify Alector in the event that the FTE payments for a Research Plan are expected to exceed the amounts estimated in such Research Plan by more than [***] and upon receipt of such notification, Alector may opt to (i) continue the Research Plan as originally drafted, (ii) amend the Research Plan in order to reduce costs, or (iii) terminate such Research Plan.

(b)Delivery Fees.

(i)Naïve Discovery Delivery Fee.  On a Research Program-by-Research Program basis, Adimab will invoice Alector for [***] (the “Naïve Discovery Delivery Fee”) when due; provided, however, that in the case of other projects which vary substantially in scope and difficulty, the Parties will negotiate in good faith the amount of such delivery milestone payment based on the project prior to starting the applicable Research Plan.  The parties understand and agree that Alector’s Research Programs may and will involve transmembrane protein projects, and such fact is incorporated into the financial and other business terms described herein and elsewhere throughout this Agreement.  Adimab will send Alector an invoice for the Naïve Discovery Delivery Fee at the time of Adimab’s delivery to Alector of sequences for an initial panel of Program Antibodies against the Target(s) for the Research Program following completion of the screening of the applicable Naïve Library for such Target(s) and Alector will pay such amount within [***] of receipt of such invoice.  The Naïve Discovery Delivery Fee will only be payable once per Research Program.

(ii)

***	Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(iii)Multispecific Delivery Fee.  On a Research Program-by-Research Program basis, Adimab will invoice Alector for [***] (the “Multispecific Delivery Fee”) (plus an amount equal to any applicable Naïve Discovery Delivery Fee and any applicable Optimization Completion Fee, in each case, which was not previously paid with respect to such Research Program) upon delivery by Adimab to Alector of Multispecific Products that contain CDRs directed to two or more different Targets, none of which are an Alector Antibody; provided, however, that in the case of other projects which vary substantially in scope and difficulty, the Parties will negotiate in good faith the amount of the Multispecific Delivery Fee based on the project.  Adimab will send Alector an invoice for the Multispecific Delivery Fee at the time of Adimab’s delivery to Alector of sequences of a panel of multispecific Program Antibodies against the Targets, and Alector will pay Adimab such amount within [***] of receipt of such invoice.  The Multispecific Delivery Fee will only be payable once per Research Program.

(c)Additional Services.  From time to time, Alector and Adimab may agree, pursuant to terms of a separately agreed-upon purchase order, that Adimab will perform additional services which fall outside the scope of a Research Program.  Such work may include, for example, (i) preparation of antigen or other reagents for use in a Research Program in the event that Alector does not have such materials itself, (ii) molecular biology work such as the generation of certain constructs (e.g., bispecifics or CAR-Ts) using Alector Materials, or (iii) non-cGMP production of antibodies in mammalian cells for use in Alector’s research and evaluation of Program Antibodies.  In the event that Alector and Adimab agree that Adimab will perform such additional work, then Adimab will bill Alector an agreed-upon amount for such work, which agreed-upon amount may be comprised of one or more of the following: (x) reimbursement for FTEs expended by Adimab at the FTE Rate, (y) a fixed payment for provision of the services, and (z) a delivery fee for completion of such work.

4.3Option Fee.  In order to exercise the Option under Section 3.2(a)(i) (Option Exercise) for a Research Program, in addition to sending the notice required under Section 3.2(a)(i) (Option Exercise), Alector will pay to Adimab a non-creditable, non-refundable option exercise fee of [***] for such Research Program (an “Option Fee”), plus an amount equal to any applicable Delivery Fee which was not previously paid with respect to such Research Program, and subject to Section 3.2(a)(ii) (Option Exercise for Multispecifics).

4.4Milestone Payments.

(a)Milestone Events.  On a Product-by-Product basis, Alector will report in writing to Adimab the achievement of each event (each, a “Milestone Event”) and pay the corresponding per Product milestone payment (each, a “Milestone Payment”) to Adimab, each within [***] after the achievement of the corresponding Milestone Event by such Product as described in the following table, subject to adjustments under Section 4.4(c) (Milestone Payments for Multispecific Products) and Section 4.4(d) (Milestone Payments for Optimized Alector Products) and the limitation in total payments under Section 4.4(f) (Total Target Milestone Payment Limitation):

***	Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Milestone Event	Milestone Payments per Product
[***]	[***]
[***]	[***]

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

(b)Catch-Up Payments.  If a later-stage [***] Milestone Event is achieved for any Product without one or more earlier-stage [***] Milestone Events having been achieved for that Product, then Alector will pay the Milestone Payment(s) for such previous [***] Milestone Event(s) along with the payment for the most recently achieved [***]-stage Milestone Event.  If a Milestone Event related to filing for Marketing Approval is achieved without one or more of the [***] Milestone Events being achieved, then Alector will pay the Milestone Payment(s) for such previous [***] Milestone Event(s) along with the payment for the first Milestone Event related to [***].

(c)Back-Up Candidates.  Alector may designate one or more Products as a Back-Up Candidate to another Product designated by Alector as a Lead Product, which Lead Product is further in development than the Back-Up Candidate and is directed to the same Target (or, with respect to a Multispecific Product, the same set of Targets) as the Back-Up Candidate.  In the event that a Milestone Event that was already achieved with respect to a Lead Product is also achieved with respect to a Back-Up Candidate to such Lead Product prior to receipt of Marketing Approval for the Lead Product, then Alector’s obligation to pay the corresponding Milestone Payment with respect to the achievement of the applicable Milestone Event with respect to such Back-Up Candidate will be deferred until receipt of Marketing Approval of the Lead Product in accordance with the following.  If Alector conducts material development activities for such Back-Up Candidate after receipt of Marketing Approval for the Lead Product, all deferred Milestone Payments for such Back-Up Candidate will become payable within [***] after receipt of such Marketing Approval and all subsequent Milestone Payments for such Back-Up Candidate will be payable within [***] after achievement of the corresponding Milestone Event with respect to such Back-Up Candidate.  If Alector promptly discontinues all material development activities with respect to a Back-Up Candidate upon receipt of Marketing Approval of the Lead Product and provides Adimab with written notice thereof within [***] after receipt of such Marketing Approval of the Lead Product, Alector will not be obligated to pay the deferred Milestone Payments for such Back-Up Candidate.  If Alector continues to develop such Back-Up Candidate after discontinuation of development of the Lead Product (but prior to Marketing Approval of such Lead Product), Alector will not be obligated to pay any Milestone Payments already paid with respect to such Lead Product on the basis of such Back-Up Candidate, but all Milestone Payments for Milestone Events achieved with respect to such Back-Up Candidate that were not paid to Adimab with respect to such Lead Product will be payable within [***] after achievement of the corresponding Milestone Event.

(d)

***	Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(e)Milestone Payments for Optimized Alector Products.  Notwithstanding Section 4.4(a) (Milestone Events), Milestone Payments for Optimized Alector Products will be [***] of the Milestone Payments otherwise owed under Sections 4.4(a) (Milestone Events).

(i)Clarifications for Multispecific Products Containing Optimized Alector Antibodies.  For avoidance of doubt, the Milestone Payments for a Multispecific Product that is a bispecific Optimized Alector Product with a binding portion that is an Optioned Antibody and a binding portion that is not an Optioned Antibody will be [***] of the Milestone Payments set forth in the table above in Section 4.4(a) (Milestone Events).  Similarly, Milestone Payments for a Multispecific Product that is a trispecific Optimized Alector Product with a binding portion that is an Optioned Antibody and two other binding portions that are not an Optioned Antibody will be [***] of the Milestone Payments set forth in the table above in Section 4.4(a) (Milestone Events).  For further avoidance of doubt, the Milestone Payments for a Multispecific Product that is a bispecific Optimized Alector Product with a binding portion that is an Optioned Antibody which is an Optimized Alector Antibody and a binding portion that is an Optioned Antibody which is not an Optimized Alector Antibody will be [***] of the Milestone Payments set forth in the table above in Section 4.4(a) (Milestone Events).  Similarly, Milestone Payments for a Multispecific Product that is a trispecific Optimized Alector Product with a binding portion that is an Optioned Antibody that is an Optimized Alector Antibody and two other binding portions that are Optioned Antibodies which are not Optimized Alector Antibodies will be [***] of the Milestone Payments set forth in the table above in Section 4.4(a) (Milestone Events).

(f)Per Target Milestone Payment Limitation.  Notwithstanding anything to the contrary in this Section 4.4 (Milestone Payments), the Milestone Payments owed for a Milestone Event with respect to a Target (or, in the case of Multispecific Products, a particular combination of Targets) shall not exceed the Milestone Payment amount corresponding to such Milestone Event set forth in the foregoing table of Section 4.4 (Milestone Events), no matter how many Optioned Antibody or Products for such Target (or combination of Targets) ultimately achieve such Milestone Event.  In no event shall the total Milestone Payments for a Target (or combination of Targets) for all Milestone Events exceed fifteen million dollars ($15,000,000).

4.5Royalties.

(a)Royalty Payments.  As to each Product sold during the applicable Royalty Term, determined on a Target-by-Target and country-by-country basis, Alector will pay Adimab, on a Target-by-Target basis, the following royalties on Net Sales of such Product directed to such Target, at the royalty rate applicable to the relevant portion of annual worldwide Net Sales for such Product (“Royalty Payments”) as set forth in the table below:

***	Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Portion of Worldwide Calendar Year Net Sales of all Products directed to a Target (or, in the case of MultispecificProducts, a specific combination of Targets)	Royalty Rate
Portion up to and including [***] in annual aggregate worldwide Net Sales of all Products directed to such Target or combination of Targets	[***]
Portion greater than [***] in annual aggregate worldwide Net Sales of all Products directed to such Target or combination of Targets	[***]

(b)Royalty Payments for Multispecific Products.  Notwithstanding Section 4.5(a) (Royalty Payments), for Multispecific Products, Royalty Payments will be paid on each binding portion of the Multispecific Product that is an Optioned Antibody as follows: each such Royalty Payment shall be equal to [***].  For clarity, for Multispecific Products, no Royalty Payments will be owed on any binding portion of such Multispecific Product that is not an Optioned Antibody.  For example, if a Multispecific Product has a first binding portion directed to Target A that is an Optioned Antibody, a second binding portion directed to Target B that is an Optioned Antibody, and a third binding portion directed to Target C that is not an Optioned Antibody, then for a year in which Alector and its Licensees generate [***] in annual aggregate worldwide Net Sales, the blended royalty rate (not accounting for any reduction for being a Multispecific Product) would be [***] and, after accounting for such reduction, a Royalty Payment of [***] would be owed for each of the first and second binding portions (for a total of [***] and no Royalty Payment would be owed on the third binding portion.  For clarity, the preceding sentence shall not result in a reduction in Royalty Payments for Adimab Multispecific Products and shall not be affected by any monoclonal Product which binds to any of Targets A, B or C.

(c)Royalty Payments for Optimized Alector Products.  Notwithstanding Section 4.5(a) (Royalty Payments), the royalty rate on Net Sales for Optimized Alector Products will be [***] of the royalty rate on Net Sales otherwise applicable under Section 4.5(a) (Royalty Payments).  If any such Optimized Alector Product is a Multispecific Product, then Net Sales will be allocated as described in Section 4.5(b) (Royalty Payments for Multispecific Products) above and the applicable royalty rate will be reduced in accordance with this Section 4.5(c) (Royalty Payments for Optimized Alector Products).

(i)

***	Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(d)Royalty Buy-Down.  On a [***] basis (or, in the case of Multispecific Products, [***]), Alector, at its sole option, will have the right to reduce the royalty rates set forth in the table above in Section 4.5(a) (Royalty Payments) to those set forth in the following table.  Such option may be exercised at any time prior to the [***] for a Product directed to such Target or combination of Targets by written notice to Adimab accompanied by a royalty rate reduction payment of [***].

Portion of Worldwide Calendar Year Net Sales of all Products directed to a Target (or in the case of Multispecific Products, a specific combination of Targets)	Royalty Rate
Portion up toand including [***] in annual aggregate worldwide Net Sales of all Products directed to such Target or combination of Targets	[***]
Portion greater than [***] in annual aggregate worldwide Net Sales and less than [***] in annual aggregate worldwide Net Sales of all Products directed to such Target or combination of Targets	[***]
Portion greater than [***] in annual aggregate worldwide Net Sales of all Products directed to such Target or combination of Targets	[***]

(e)

***	Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(f)Royalty Floor.  In no event will the royalty rate on Net Sales of Products ever be reduced to less than [***].

(g)Know-How Royalty.  For clarity, the Patent licenses granted to Alector under this Agreement are non-royalty-bearing and the Parties have negotiated Royalty Payments based on the value of the Know-How (primarily in the form of trade secrets) used in the generation of Optioned Antibodies that are assigned to Alector hereunder with the expectation that Alector will obtain its own Patent protection for Products.

4.6Quarterly Payment Timings.  All Royalty Payments due under Section 4.5 (Royalties) will be paid quarterly within [***] after the end of the relevant calendar quarter for which royalties are due.

4.7Royalty Payment Reports.  With respect to each calendar quarter, within [***] after the end of the calendar quarter, Alector will provide to Adimab a written report stating the number and description of all Products sold during the relevant calendar quarter; the gross sales associated with such sales; and the calculation of Net Sales on such sales, including the amount of any deduction provided for in the definition of Net Sales.  The report will provide all such information on a country-by-country and Product-by-Product basis.

4.8Payment Method.  All payments due under this Agreement to Adimab will be made by bank wire transfer in immediately available funds to an account designated by Adimab.  All payments hereunder will be made in the legal currency of the United States of America, and all references to “$” or “dollars” will refer to United States dollars (i.e., the legal currency of the United States).

4.9

***	Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

4.10Records; Inspection.

(a)Maintenance of Records.  Alector will keep complete and accurate records of its sales and other dispositions (including use in clinical trials, or provision on a compassionate use basis or as marketing samples) of Optioned Antibodies and Products including all records that may be necessary for the purposes of calculating all payments due under this Agreement.  Alector will make such records available for inspection by an independent certified public accountant from a nationally recognized (in the U.S.) accounting firm selected by Adimab at Alector’s premises in the United States on reasonable notice during regular business hours.

(b)Audit Rights.  At Adimab’s expense, at reasonable times and upon reasonable notice but in no event more than [***] per calendar year, Adimab has the right to retain an independent certified public accountant from a nationally recognized (in the U.S.) accounting firm to perform on behalf of Adimab an audit, conducted in accordance with U.S.  generally accepted accounting principles (GAAP), of such books and records of Alector as are reasonably deemed necessary by the independent public accountant for the sole purpose of verifying the report on Net Sales for the period or periods requested by Adimab and the correctness of any report or payments made under this Agreement, in each case within the [***] most recent calendar years as of the date of the request for review.  Results of any such examination will be made available to both Adimab and Alector.  The independent, certified public accountant will enter into a reasonable confidentiality agreement with Alector prior to such audit and will disclose to Adimab only the amount of payments, if any, that the independent auditor believes to be due and payable hereunder, details concerning any discrepancy from the amount paid and the amount due, and will disclose no other information revealed in such audit.  Any information regarding Alector or such audit disclosed to Adimab will be deemed the Confidential Information of Alector.

(c)Underpayment.  If the audit reveals an underpayment, Alector will promptly pay to Adimab the amount of such underpayment plus interest in accordance with Section 4.14 (Late Payments).  If the audit reveals that the monies owed by Alector to Adimab have been understated by more than [***] for the period audited, Alector will, in addition, pay the costs of such audit.

4.11

***	Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

4.12Foreign Exchange.  If any currency conversion will be required in connection with the calculation of amounts payable hereunder, such conversion will be made using the exchange rates reported on the fifth (5th) business day prior the payment due date for the purchase and sale of U.S. dollars, as reported by the Wall Street Journal. With any payment in relation to which a currency conversion is performed to calculate the amount of payment due, Alector will provide to Adimab a true, accurate and complete copy of the exchange rates used in such calculation.

4.13Non-refundable, non-creditable payments.  Each payment that is required under this Agreement is non-refundable and non-creditable except to the extent set forth in Section 4.5(c) (Adjustment for Third Party IP).

4.14Third-Party Royalties.  To the extent that any Royalty Payments are due hereunder based on Net Sales of a Licensee, and Alector receives material royalty payments from such Licensee with respect to the same Product, Sections 1.47 (Net Sales), 4.6 (Quarterly Payment Timing), 4.7 (Royalty Payment Reports) and 4.12 (Foreign Exchange) will be replaced by the corresponding provisions in the Licensee Agreement, solely with respect to Royalty Payments attributable to the Product sales of such Third Party; provided, however, that Royalty Payments will continue to be made on a quarterly basis and such corresponding terms of such Licensee Agreement are substantially similar to the above-reference terms of this Agreement (subject to reasonable variations, for example, in the exact timing of payments or the exact foreign exchange rate to be applied).

4.15Late Payments.  Any amount owed by Alector to Adimab under this Agreement that is not paid within the applicable time period set forth herein will accrue interest at the rate of [***] above the then-applicable Wall Street Journal Prime Rate calculated on a daily basis, or, if lower, the highest rate permitted under applicable law.

4.16

***	Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE 5
INTELLECTUAL PROPERTY

5.1Ownership and Inventorship.

(a)Program Inventions and Program Patents.

(i)Adimab Platform Technology Patents.  Adimab will solely own, regardless of inventorship, all Program Inventions and Program Patents to the extent directed to Adimab Platform Technology, including Adimab Platform Technology Improvements.

(ii)Program Antibody Patents Prior to Expiration of Evaluation Term.  Alector will solely own, regardless of inventorship, all Program Antibody Patents (and the underlying Program Inventions) and Alector will direct prosecution in accordance with Section 5.4(b) (Program Antibody Patents).  Alector agrees not to practice such Program Antibody Patents for any purpose other than to perform research in the Field for the purposes of performing Alector’s responsibilities under this Agreement and a Research Plan hereunder, to evaluate Program Antibodies and to Derive and evaluate Program-Benefited Antibodies for purposes of determining whether to exercise such Option.

(iii)Program Antibody Patents After Expiration of Evaluation Term.

(1)Optioned Program Antibody Patents.  On a Research Program-by-Research Program basis, from and after the date of Option exercise, Alector will continue to own, regardless of inventorship, the Optioned Program Antibody Patents (and underlying Program Inventions), subject to the terms and conditions of this Agreement.

(2)Program Antibody Patents Disclosing Non-Optioned Antibodies.  On a Research Program-by-Research Program basis, from and after the date of expiration of the Evaluation Term, Adimab will solely own, regardless of inventorship, all Program Antibody Patents that disclose the sequence of Non-Optioned Antibodies; provided, however, that Alector will cause such Program Antibody Patents to be abandoned prior to publication in accordance with Section 5.4(b) (Program Antibody Patents) to the extent such Program Antibody Patents disclose the sequence of such Non-Optioned Antibodies and assign any rights in such Program Antibody Patents to Adimab promptly.

(iv)Other Program Patents and Program Inventions.  All Program Patents and Program Inventions other than those referred in subsections (i) through (iii) of this Section 5.1(a) (Program Inventions and Program Patents) will be owned based on inventorship.  Program Inventions which are jointly owned by Adimab and Alector may be freely practiced by both Parties.  Any decision regarding the filing, prosecution, maintenance and enforcement of a Patent application on to file any Program Patents Covering such jointly owned Program Inventions will be mutually agreed by the Parties.

(b)Pre-Existing Patents.  To avoid doubt, nothing in this Agreement will alter the ownership of the Parties’ pre-existing Patents.

(c)Inventorship.  Inventorship for purposes of this Agreement, and all intellectual property-related definitions in this Agreement, will be determined in accordance with United States patent law.

5.2Assignment.  Each Party hereby assigns to the other Party Program Inventions and associated Patents and Know-How as necessary to achieve ownership as provided in Section 5.1 (Ownership and Inventorship).  Each assigning Party will execute and deliver all documents and instruments reasonably requested by the other Party to evidence or record such assignment or to file for, perfect or enforce the assigned rights.  Each assigning Party hereby appoints the other Party as attorney-in-fact solely to execute and deliver the foregoing documents and instruments if such other Party after making reasonable inquiry does not obtain them from the assigning Party.  Each Party will perform its activities under this Agreement through personnel who have made a similar assignment and appointment to and of such Party.  Each assigning Party will make its relevant personnel (and their assignments and signatures on such documents and instruments) reasonably available to the other Party for assistance in accordance with this Article 5 (Intellectual Property) at no charge.

5.3Disclosure.  During the Research Term and Evaluation Term, each Party will promptly disclose to the other Party the making, conception or reduction to practice of any Program Inventions that disclose or Cover the sequences of one or more Program-Benefited Antibodies.  Such disclosure will occur as soon as possible, but in any case within [***] after the Party determines such Program Inventions have been invented.  To avoid doubt, this Section 5.3 (Disclosure) will not be read to require Adimab to disclose Program Inventions constituting Adimab Platform Technology Improvements to Alector.

5.4Program Patent Prosecution and Maintenance.

(a)Adimab Platform Technology.  Adimab will have the sole right (but not the obligation) to file, prosecute, maintain, defend, enforce and extend all Program Patents directed to Adimab Platform Technology Improvements and all Adimab Platform Patents, all at its own expense.

(b)Program Antibody Patents.  On a Research Program-by-Research Program basis, Alector will have the sole right (but not the obligation) to file, prosecute, maintain, defend, enforce and extend all Program Antibody Patents, at Alector’s expense.  Such right will continue for the duration of the longer of the Evaluation Term and, if Alector exercises the Option, the Term, subject to all of the following:

(i)No Disclosure of Sequences Prior to Option Exercise.  Prior to Option exercise, Alector will not disclose the sequence of any Program-Benefited Antibody in any Program Antibody Patent, or in the prosecution of any Program Antibody Patent, unless such Program Antibody Patent or such prosecution history can be prevented from publishing.  Alector will prevent the publication of any such Program Antibody Patent prior to Option exercise (e.g., by exercising the Option prior to publication or expressly abandoning such Program Antibody Patent).

(ii)

***	Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(iii)No Disclosure of Non-Optioned Antibodies.  If Alector does exercise the Option for a Research Program, then Alector will not publish or allow a Third Party acting under authority from Alector to publish the sequences of Non-Optioned Antibodies generated in such Research Program.  Alector will ensure that all Program Antibody Patents that had been filed by or under authority of Alector for such Target that disclose the sequences of Non-Optioned Antibodies for that Target are abandoned in a timely manner to the extent necessary to prevent such sequences from being published and within [***] after Option exercise, Alector will make any and all filings necessary to result in such abandonment without such publication (at Alector’s expense) and provide documentation thereof to Adimab, and the licenses to such Program Antibody Patents provided to Alector under Article 3 (Licenses; Option; Development & Commercialization) will expire with respect to such Non-Optioned Antibodies as of the exercise of such Option.  For clarity, notwithstanding anything to the contrary in this Agreement, in no event will Alector be obligated to abandon any Program Antibody Patent to the extent it discloses the sequence of any Alector Antibody, even if such sequence is common to a Non-Optioned Antibody or any other Program-Benefited Antibody for which Alector does not exercise the applicable Option.

(iv)Prosecution of Patents.  If Alector does exercise the Option, Alector or a Licensee will use Commercially Reasonable Efforts to prosecute [***] corresponding Optioned Program Antibody Patent in [***], and such other countries as are required to be consistent with the Commercially Reasonable Efforts standard.  Alector will have the sole right, at its sole expense and in its sole discretion, to prepare, file, prosecute, enforce, maintain and extend (including conducting or participating in inter partes reviews, post grant reviews, derivations, interferences and oppositions and the like) all Optioned Program Antibody Patents.

(v)Costs of Prosecution.  Alector will be solely responsible for all costs of the activities under this Section 5.4(b) (Program Antibody Patents), except to the extent Adimab hires counsel to review and comment on Alector’s prosecution, in which case Adimab will be solely responsible for the fees to such counsel.

(vi)Right to Review.  With respect to the filing, prosecution and maintenance of Program Antibody Patents, Alector agrees to provide Adimab a reasonable opportunity to review and comments on drafts of any material filings or responses to be made to the applicable patent authorities together with material correspondence from such patent authorities related thereto, and shall consider in good faith Adimab’s timely submitted requests and suggestions with respect to such filings and responses.

(vii)

***	Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(c)Responsibility.  It is understood and agreed that searching for, identification and evaluation of Third Party Patents that may apply to any Excluded Technology or Sequence IP, including Patents that apply Program-Benefited Antibodies and Products based on sequence, Target, methods of treatment using any Program-Benefited Antibodies, or the like is the responsibility of Alector, and that Adimab will have no responsibility for the foregoing nor liability if any such Third-Party Patents exist; provided, however, that the foregoing shall not diminish or otherwise mitigate Adimab’s obligations under Section 7.2(e) (No Incorporation of Proprietary Technology).

5.5Cooperation of the Parties.  At the reasonable request of the responsible Party (as provided for in this Article 5 (Intellectual Property)), the other Party agrees to cooperate fully in the preparation, filing, prosecution, enforcement and maintenance (including conducting or participating in inter partes reviews, post grant reviews, derivation proceedings, interferences and oppositions and the like) of any Program Patents under this Agreement.  Such cooperation includes executing all papers and instruments (or causing its personnel to do so) reasonably useful to enable the other Party to apply for and to prosecute patent applications in any country; and promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution, enforcement or maintenance of any such Patents and joining Alector as a party plaintiff if necessary to obtain standing for any enforcement action.  Notwithstanding the foregoing, Adimab will not be required pursuant hereto to disclose Adimab Platform Technology to Alector or to participate in any action against another Adimab customer.  For avoidance of doubt, neither Party will not file, prosecute, maintain, defend, enforce or extend any Program Patents Covering any other Program Inventions owned by the other Party, whether or not Alector exercises the relevant Option.

ARTICLE 6
CONFIDENTIALITY; PUBLICITY

6.1General Confidentiality Obligations.

(a)Ownership of Confidential Information.  Any and all confidential or proprietary information disclosed to one Party by the other Party under this Agreement, including information regarding additional potential areas of collaboration between the Parties, is the “Confidential Information” of the disclosing Party; provided, however, that, notwithstanding the foregoing, (i) Confidential Information which constitutes Know-How will be owned by the Party which owns such Know-How as a result of the application of Article 5 (Intellectual Property), (ii) information to the extent related to Adimab Platform Technology and information embodied in Adimab Materials is Adimab’s Confidential Information, and (iii) the identity of each Target or any specific epitope sequences of such Target and information embodied in the Alector Materials is Alector’s Confidential Information.

(b)

***	Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(c)Treatment of CDR Sequence Information.  To avoid doubt, prior to exercise of the Option with respect to a Research Program, sequence information with respect to the CDRs of Program Antibodies generated under such Research Program will be deemed the Confidential Information of both Parties.  From and after the date of expiration of the Evaluation Term, (i) the sequence information as to the CDRs of Optioned Antibodies, if any, will be the Confidential Information of Alector and not Adimab, and (ii) the sequence information as to the CDRs of Non-Optioned Antibodies will be the Confidential Information of Adimab.  Notwithstanding the foregoing, all sequence information with respect to Alector Antibodies will be the Confidential Information of Alector and the foregoing two sentences will permit Adimab’s disclosure of the sequence information of an Optimized Alector Antibody only to the extent such disclosure does not disclose sequences of an Alector Antibody.

(d)Limits on Use and Disclosure of Confidential Information.  Each Party will receive and maintain the other Party’s Confidential Information in strict confidence.  Neither Party will disclose any Confidential Information of the other Party to any Third Party.  Neither Party will use the Confidential Information of the other Party for any purpose other than as required to perform its obligations or exercise its rights hereunder.  Each Party may disclose the other Party’s Confidential Information to the receiving Party’s employees and contractors requiring access thereto for the purposes of this Agreement, provided, however, that prior to making any such disclosures, each such person will be bound by written agreement to maintain Confidential Information in confidence and not to use such information for any purpose other than to exercise such Party’s rights or fulfill its obligations under this Agreement.  Each Party agrees to take Commercially Reasonable Efforts to ensure that the other Party’s Confidential Information will be maintained in confidence including such steps as it takes to prevent the disclosure of its own proprietary and confidential information of like character.  Each Party agrees that this Agreement will be binding upon its employees and contractors involved in the activities contemplated hereby and that it will be liable for any breach by its employees or contractors.  Each Party will take all steps necessary to ensure that its employees and contractors will comply with the terms and conditions of this Agreement.  The foregoing obligations of confidentiality and non-use will survive, and remain in effect for a period of [***] from, the termination or expiration of this Agreement in accordance with Article 9 (Term).

6.2

***	Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

6.3Required Disclosures.  If either Party is required, pursuant to a governmental law, regulation or order, to disclose any Confidential Information of the other Party, the Party which is required to disclose the Confidential Information of the other Party (a) will give advance written notice to the other Party, (b) will make a reasonable effort to assist the other Party to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the law, regulation or order required, and (c) will use and disclose the Confidential Information solely to the extent required by the law, regulation or order.

6.4Terms of Agreement.  The terms of this Agreement are the Confidential Information of both Parties.  However, each Party will be entitled to disclose, without the other Party’s consent, the terms of this Agreement under legally binding obligations of confidence and limited use to: legal, financial and investment banking advisors; accountants, and potential and actual investors, lenders, acquirers and licensees or sublicensees doing diligence and counsel for the foregoing, as well as others upon consent solely on a need-to-know basis with such consent not to be unreasonably withheld.  In addition, if legally required, a copy of this Agreement may be filed by either Party with the U.S. Securities and Exchange Commission (or relevant ex-U.S. counterpart).  In that case, the filing Party will if requested by the other Party diligently seek confidential treatment for terms of this Agreement for which confidential treatment is reasonably available, and will provide the non-filing Party reasonable advance notice of the terms proposed for redactions and a reasonable opportunity to request that the filing Party make additional redactions to the extent confidential treatment is reasonably available under the law.  The filing Party will seek and diligently pursue such confidential treatment requested by the non-filing Party.

6.5Return of Confidential Information.  Promptly after the termination or expiration of this Agreement for any reason, each Party will return to the other Party all tangible manifestations of such other Party’s Confidential Information at that time in the possession of the receiving Party and that the receiving Party does not have a continuing right to use; provided, however, that such receiving Party may retain one (1) copy of each document or description thereof in its files for the sole purpose of maintaining a record of what it received in confidence and to comply with its confidentiality obligations hereunder; and that the obligation of the receiving Party to return Confidential Information pursuant to this Section 6.5 (Return of Confidential Information) will not apply (a) to copies of electronically exchanged Confidential Information made as a matter of routine information technology backup, provided, however, that it is only accessible to receiving Party’s permitted recipients that are responsible for maintaining the receiving Party’s electronic backup services, and (b) to Confidential Information or copies thereof which must be retained pursuant to mandatory applicable law.  Any Confidential Information retained will continue to be subject to the terms of this Agreement.

6.6Publicity.

(a)Press Releases.  Neither Party may publish a press release disclosing the existence of this Agreement or any other information pertaining to this Agreement without the prior written consent of the other Party.  Other than repeating information in such press release (or any subsequent mutually agreed press release) or as otherwise expressly permitted herein, neither Party will generate or allow any further publicity regarding this Agreement or the transaction or research contemplated hereunder in which the other Party is identified, without giving the other Party the opportunity to approve such press release.

(b)Announcement of Subsequent Events.  The Parties recognize the importance of announcing the exercise of any Option and the achievement of Milestone Events, and agree that Adimab may disclose these occurrences after Alector has publicly disclosed such occurrences.  At Adimab’s discretion, Adimab will propose the text of an Adimab press release to announce each such event and Alector will have the opportunity to review and approve such text (such approval not to be unreasonably withheld).  For clarity, Alector is free to disclose the achievement of significant development events without the prior approval of Adimab, and where not unreasonably cumbersome, Alector will include in such disclosure a recognition of Adimab as the source of the Program-Benefited Antibodies in such Products.

(c)Bundled Press Releases.  It is understood and agreed that Adimab sometimes issues press releases that group multiple achievements of Adimab (such as expanded collaborations, option exercises, and achievement of milestones).  It is understood and agreed that Adimab may choose to group text from an approved press release, or the announcement of Option exercise or achievement of a Milestone Event that it is entitled to disclose pursuant to Section 6.6(b) (Announcement of Subsequent Events), with other accomplishments or events not relating to this Agreement and, in such event, the only portion of the press release as to which Alector will have a consent right (such consent not to be unreasonably withheld) will be those portions that relate to this Agreement.

(d)Acknowledgement.  In public disclosures (e.g., press releases, posters, publications) regarding the discovery and/or identification of Optioned Antibodies or Products, Alector will acknowledge that such Optioned Antibodies or Products were discovered or optimized, as applicable, using “the Adimab Platform”, and will include Adimab co-authors, as appropriate in accordance with standard industry practice.  Adimab will provide an electronic version of its logo for use in such contexts by Alector upon request.

6.7Certain Data.  The Parties recognize the need for Adimab to advance and disclose the general capabilities of the Adimab Platform Technology.  In connection therewith, notwithstanding this Article 6 (Confidentiality; Publicity), without disclosing Alector’s identity, the identity of the Target (although the class of protein of the Target may be disclosed), the sequence of any Program Antibody, or any information that would allow for identification of Alector, the Target, or such sequence, Adimab will be entitled to use and disclose generally Program Antibody attributes and Program Inventions on an aggregated basis, consisting of the following: (a) Program Antibody binding affinities, (b) expression range regarding Program Antibodies, (c) germline distribution of Program Antibodies, (d) Program Antibody format (e.g., monoclonal, Morrison multispecific, etc.), (e) developability data (e.g., polyspecificity, expressibility, and aggregation data) and (f) stage of development of Program-Benefited Antibodies (e.g., “preclinical” or “Phase I”).

ARTICLE 7
REPRESENTATIONS AND WARRANTIES

7.1Mutual Representations.  Each of Adimab and Alector hereby represents and warrants to the other of them that the representing and warranting Party is duly organized in its jurisdiction of incorporation; that the representing and warranting Party has the full power and authority to enter into this Agreement; that this Agreement is binding upon the representing and warranting Party; that this Agreement has been duly authorized by all requisite corporate action within the representing and warranting Party; and that the execution, delivery and performance by the representing and warranting Party of this Agreement and its compliance with the terms and conditions hereof does not and will not conflict with or result in a breach of any of the terms and conditions of or constitute a default under (a) any agreement or other instrument binding or affecting it or its property, (b) the provisions of its bylaws or other governing documents or (c) any order, writ, injunction or decree of any governmental authority entered against it or by which any of its property is bound.

7.2Representations of Adimab.  Adimab hereby represents and warrants to Alector that, as of the Effective Date, and covenants with respect to Section 7.2(e) (No Incorporation of Proprietary Technology):

(a)No Complaints.  There are no complaints filed in court or, to Adimab’s knowledge, otherwise threatened, in each case pending or relating to Adimab Platform Patents or Adimab Platform Technology which, if decided in a manner adverse to Adimab, would materially affect Adimab’s practice of the Adimab Platform Technology as contemplated by this Agreement or Alector’s rights to exploit the Optioned Antibodies or Products.

(b)No Judgments.  There are no judgments or settlements against Adimab or to which it is party which will materially affect Adimab’s practice of the Adimab Platform Technology as contemplated in this Agreement or Alector’s rights to exploit the Optioned Antibodies or Products.  Adimab is not party to any settlement discussions that, if concluded as of the Effective Date, would result in a settlement which would materially affect Adimab’s practice of the Adimab Platform Technology as contemplated in this Agreement or Alector’s rights to exploit the Optioned Antibodies or Products.

(c)No Misappropriation of Trade Secrets.  To Adimab’s knowledge, the conception, development and reduction to practice of the Adimab Platform Technology, as it exists on the Effective Date, have not constituted or involved the misappropriation of trade secrets, know-how or similar rights or property of any person.

(d)No Infringement.  In Adimab’s reasonable judgment, the practice of the Adimab Platform Technology, as practiced by Adimab as of the Effective Date, does not infringe a valid, issued Patent owned by a Third Party of which Adimab has knowledge.

(e)No Incorporation of Proprietary Technology.  Adimab covenants to promptly (and in any event, prior to the Parties’ agreement on the applicable Research Plan) inform Alector in writing after receipt of any Target Questionnaire from Alector after the Effective Date in the event Adimab Controls any Patent or Know-How which would constitute Excluded Technology and which is contemplated for use in a Research Plan to be developed based on such Target Questionnaire.  Further, Adimab will not incorporate any Excluded Technology (or any other proprietary subject matter that would not be included in the assignment or licenses granted under Section 3.2(b)(i) (Assignment) or 3.2(b)(i) (License)), owned or controlled by Adimab into any Program Antibody without Alector’s prior written permission.  If, notwithstanding the foregoing sentence, Adimab incorporates any such subject matter (including Excluded Technology) into a Program Antibody, Adimab will and hereby does include such subject matter in the licenses granted to Alector under Section 3.1(a) (Research License to Alector) and, subject to Alector exercising its Option and selecting such Program Antibody as an Optioned Antibody, 3.2(b)(i) (Licenses).  Adimab covenants not to misappropriate any trade secrets, know-how or similar rights of any person in the course of development of each Program Antibody.

(f)Representation on Excluded Technology.  Notwithstanding the foregoing in this Section 7.2 (Representations of Adimab), Adimab specifically excludes any representations with respect to Alector’s use of any (i) Excluded Technology and (ii) Sequence IP, [***].

7.3DISCLAIMER OF WARRANTIES.  OTHER THAN THE EXPRESS WARRANTIES OF SECTION 7.1 (MUTUAL REPRESENTATIONS) AND SECTION 7.2 (REPRESENTATIONS OF ADIMAB), EACH PARTY DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR THAT ANY PRODUCTS DEVELOPED UNDER THIS AGREEMENT ARE FREE FROM THE RIGHTFUL CLAIM OF ANY THIRD PARTY, BY WAY OF INFRINGEMENT OR THE LIKE OR THAT ANY PROGRAM PATENTS WILL ISSUE OR BE VALID OR ENFORCEABLE.

ARTICLE 8
INDEMNIFICATION

8.1Indemnification by Adimab.  Adimab hereby agrees to indemnify, defend and hold harmless (collectively, “Indemnify”) Alector and its directors, officers, agents and employees (collectively, “Alector Indemnitees”) from and against any and all liability, loss, damage or expense (including without limitation reasonable attorneys’ fees) (collectively, “Losses”) they may suffer as the result of Third Party claims, demands and actions (collectively, “Third-Party Claims”) arising out of or relating to: (a) the negligence or intentional misconduct of any Adimab Indemnitee; or (b) breach of a representation or warranty made by Adimab under Article 7 (Representations and Warranties), except in each case to the extent of any Losses (a) attributable to the negligence or intentional misconduct of any Alector Indemnitee, or (b) for which Alector is required to Indemnify Adimab pursuant to Section 8.2 (Indemnification by Alector), as to which Losses each Party shall indemnify the other to the extent of their respective liability for such Losses under this ARTICLE 8 (Indemnification).

8.2

***	Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

8.3Indemnification Procedures.  Each of the foregoing agreements to Indemnify is conditioned on the relevant Adimab Indemnitees or Alector Indemnitees (a) providing prompt written notice of any Third-Party Claim giving rise to an indemnification obligation hereunder, (b) permitting the indemnifying Party to assume full responsibility to investigate, prepare for and defend against any such Third-Party Claim (but only to the extent and for such period of time as such indemnifying Party agrees in writing with such indemnified Party that the indemnifying Party will be solely responsible for any and all such monetary damages), (c) providing reasonable assistance in the defense of such claim at the indemnifying Party’s reasonable expense, and (d) not compromising or settling such Third-Party Claim without the indemnifying Party’s advance written consent.  If the Parties cannot agree as to the application of the foregoing Section 8.1 (Indemnification by Adimab) and Section 8.2 (Indemnification by Alector), each may conduct separate defenses of the Third-Party Claim, and each Party reserves the right to claim indemnity from the other in accordance with this Article 8 (Indemnification) upon the resolution of the underlying Third-Party Claim.

8.4Limitation of Liability.  EXCEPT TO THE EXTENT SUCH PARTY MAY BE REQUIRED TO INDEMNIFY THE OTHER PARTY UNDER THIS ARTICLE 8 (INDEMNIFICATION), SECTION 9.4 (COMMITMENTS REGARDING PROGRAM-BENEFITED ANTIBODIES), OR ARTICLE 6 (CONFIDENTIALITY; PUBLICITY), NEITHER PARTY WILL BE LIABLE FOR ANY SPECIAL, INDIRECT, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES HEREUNDER, WHETHER IN CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE.

ARTICLE 9
TERM

9.1Term.  The term (the “Term”) of this Agreement will commence on the Effective Date and will expire upon (a) in the event that no Option is exercised, the conclusion of the last-to-expire Evaluation Term; or (b) in the event that an Option is exercised, on a country-by-country and Product-by-Product basis on the expiration of the last Royalty Term for a Product in the particular country, in each case, unless earlier terminated by a Party as set forth in this Article 9 (Term).  Upon expiration of the Term, on a Product-by-Product and country-by-country basis, all licenses granted to Alector hereunder with respect to such Product and country will continue on a non-exclusive, fully paid, worldwide, royalty-free, irrevocable basis, including the right to grant and authorize sublicenses.

9.2Material Breach.  Either Party may terminate this Agreement for the material breach of this Agreement by the other Party, if such breach remains uncured [***] following written notice from the non-breaching Party to the breaching Party specifying such breach and specifically referencing this Section 9.2 (Material Breach), subject to Section 10.2 (Dispute Resolution).

9.3Termination for Convenience.  Alector may terminate this Agreement in its entirety or with respect to a particular Research Program at any time upon [***] written notice to Adimab.

9.4Commitments Regarding Program-Benefited Antibodies.

(a)Use of Program-Benefited Antibodies During the Evaluation Term.  During the Evaluation Term with respect to a Research Program, Alector will not seek to or actually research, develop or commercialize any Program-Benefited Antibody, or product containing the foregoing, other than the activities permitted hereunder during the Research Term and the Evaluation Term for the purpose of performing its obligations under this Agreement and a Research Plan and determining whether or not to exercise the Option for a given Research Program.

(b)Use of Program-Benefited Antibodies After Expiration of the Evaluation Term.  After the expiration of the Evaluation Term with respect to a Research Program, Alector and its Licensees will not research, develop, manufacture or commercialize (i) Program-Benefited Antibodies within such Research Program other than Optioned Antibodies or (ii) Non-Optioned Antibodies from such Research Program.

(c)No Use of Program-Benefited Antibodies After Termination.  If this Agreement expires or terminates in its entirety (other than an expiration under Section 9.1 (Term) following an Option exercise after all applicable Royalty Terms have expired), Alector and (subject to Section 9.7 (Survival of Licensee Agreements)) its Licensees (i) will not research, develop, manufacture or commercialize any Program-Benefited Antibody or Product containing a Program-Benefited Antibody, (ii) will not license or otherwise grant rights under the Optioned Program Antibody Patents to any entity to research, develop, manufacture, or commercialize any Program-Benefited Antibodies or Product containing such Program-Benefited Antibodies, and (iii) will not practice, license, or assign to a Third Party, option to a Third Party, or covenant not to sue a Third Party, with respect to Optioned Program Antibody Patents (regardless of inventorship) to the extent they Cover Program-Benefited Antibodies, or Products containing them.

(d)

***	Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(e)Termination with Respect to a Research Program.  If this Agreement terminates with respect to a particular Research Program, Alector and (subject to Section 9.7 (Survival of Licensee Agreements)), its Licensees (a) shall not research, develop, manufacture or commercialize any Program-Benefited Antibodies provided by Adimab pursuant to such Research Program or any antibodies Derived therefrom (excluding Optioned Antibodies from a Research Program as to which this Agreement has not terminated) or Products containing such Program-Benefited Antibodies or antibodies Derived therefrom (“Terminated Antibodies” and “Terminated Products,” respectively), (b) shall not license or otherwise grant rights under the Optioned Antibody Patents to any entity to research, develop, manufacture, or commercialize any such Terminated Antibodies or Terminated Products, and (c) shall not practice, license or assign to a Third Party, option to a Third Party or covenant not to sue a Third Party with respect to Optioned Antibody Patents (regardless of inventorship), to the extent they Cover such Terminated Antibodies or Terminated Products.  For clarity, in such event, all further obligations of Alector with respect to such Research Program, Terminated Antibodies and Terminated Products, including those under Sections 3.4 (Diligent Development and Commercialization) and 4.2 (Research Stage Fees), shall terminate, except for those obligations that survive in accordance with Section 9.5 (Survival in All Cases) below.  If this Agreement has terminated with respect to all Research Programs for a particular Target, Alector’s obligations under Section 3.4 (Diligent Development and Commercialization) shall terminate with respect to such Target.

9.5Survival in All Cases.  Termination of this Agreement will be without prejudice to or limitation on any other remedies available to nor any accrued obligations of either Party.  In addition, Section 2.4 (Adimab Materials), Section 2.5 (Alector Materials), Section 2.6 (Certain Restrictions on the Use of Naïve Libraries and Antibodies), Section 3.5 (No Implied Licenses), Section 4.6 (Quarterly Payment Timings) through Section 4.15 (Late Payments) (with respect to payment obligations outstanding or having accrued with respect to milestone events achieved or sales made as the effective date of termination or expiration), Section 5.1 (Ownership and Inventorship), Section 5.2 (Assignment), Section 5.4 (Program Patent Prosecution and Maintenance), Section 5.5 (Cooperation of the Parties), Section 7.3 (Disclaimer of Warranties), Section 9.1 (Consequences of Expiration of the Term) (last sentence only), Section 9.4 (Commitments Regarding Program-Benefited Antibodies) (provided, however, that Section 9.4(d) (Payment Commitment for Optioned Antibodies) shall survive only with respect to amounts accrued prior to expiration of termination of this Agreement), Section 9.5 (Survival in All Cases), Section 9.6 (Return of Adimab Materials), and Section 9.7 (Survival of License Agreements) and Article 1 (Definitions), Article 6 (Confidentiality; Publicity), Article 8 (Indemnification), and Article 10 (Miscellaneous) will survive any expiration or termination of this Agreement.

9.6Return of Adimab Materials.  Alector will either return to Adimab or destroy (at Adimab’s direction) all Adimab Materials (other than Adimab Materials relating to Optioned Antibodies) upon expiration or termination of the Evaluation Term without the Option being exercised, and all Adimab Materials on expiration or termination of this Agreement.

9.7Survival of Licensee Agreements.  In the event that: (a) Alector has entered into a Licensee Agreement consistent with the terms of this Agreement (including the provisions of Section 3.2(b)(iii) (Licensees)), which Licensee Agreement includes either (i) worldwide commercialization rights, or (ii) commercialization rights for, at a minimum, [***]; (b) this Agreement is terminated; and (c) such Licensee Agreement is in effect at the time of such termination; then such Licensee Agreement (including any sublicense of rights hereunder granted pursuant to such Licensee Agreement) will (at the election of the Licensee) survive such termination of this Agreement, and Section 9.4(c) (No Use of Program-Benefited Antibodies After Termination) shall not apply to such Licensee so long as the Licensee assumes all of Alector’s obligations hereunder with respect to the Optioned Antibodies covered by such Licensee Agreement to the extent such obligations and rights are applicable to activities of such Licensee following such termination (including those obligations set forth in Section 2.3(b) (Reports By Alector) and Section 3.4 (Diligent Development and Commercialization)) and pays to Adimab all amounts that would have been due to Adimab from Alector as a result of Licensee’s activities after such termination (including those obligations set forth in Article 4 (Financial Terms)) and otherwise accepts Alector’s responsibilities hereunder, including those set forth in Section 9.4 (Commitments Regarding Program-Benefited Antibodies) to the extent such obligations and rights are applicable to activities of such Licensee following such termination.  If the Licensee elects for its License Agreement to survive, then upon request by either Adimab or such Licensee, Adimab and the Licensee will enter into appropriate agreements or amendments to the Licensee Agreement to reflect the provisions of this Section 9.7 (Survival of Licensee Agreements).  In such event, if Adimab and such Licensee cannot agree on the terms of such agreements or amendments, the same shall be determined pursuant to Section 10.2(c) (Arbitration), mutatis mutandis.

ARTICLE 10
MISCELLANEOUS

10.1Independent Contractors.  The Parties will perform their obligations under this Agreement as independent contractors.  Nothing contained in this Agreement will be construed to be inconsistent with such relationship or status.  This Agreement and the Parties’ relationship in connection with it will not constitute, create or in any way be interpreted as a joint venture, fiduciary relationship, partnership, or agency of any kind.

10.2Dispute Resolution.

(a)Initial Dispute Resolution.  Either Party may refer any dispute in connection with this Agreement (“Dispute”) not resolved by discussion of the Alliance Managers to senior executives of the Parties (for Adimab, its CEO, or his or her designee and for Alector, its CEO, or his or her designee) for good-faith discussions over a period of not less than [***] (the “Senior Executives Discussions”).  Each Party will make its executives reasonably available for such discussions.

(b)

***	Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(c)Arbitration.

(i)Use of AAA.  Any Dispute referred for arbitration will be finally resolved by binding arbitration in accordance with the most applicable rules of the AAA and judgment on the arbitration award may be entered in any court having jurisdiction.

(ii)Selection of Arbitrators.  The arbitration will be conducted by a panel of three (3) people experienced in the business of biopharmaceuticals.  If the issues in dispute involve scientific, technical or commercial matters, then any arbitrator chosen under this Agreement will have educational training or industry experience sufficient to demonstrate a reasonable level of relevant scientific, technical and commercial knowledge as applied to the pharmaceutical industry.  If the issues in dispute involve patent matters, then at least one (1) of the arbitrators will be a licensed patent attorney or otherwise knowledgeable about patent law matters.  Within [***] after a Party demands arbitration, each Party will select one person to act as arbitrator, and the two Party-selected arbitrators will select a third arbitrator within [***] after their own appointment.  If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, then the third arbitrator will be appointed by the AAA.  The place of arbitration will be New York, New York.  All proceedings and communications as part of the arbitration will be in English.  The arbitrators will complete the arbitration proceedings and render an award within [***] after the third arbitrator is appointed.

(iii)Costs.  Each Party will bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees for arbitration, unless in each case the arbitrators agree otherwise, which they are hereby empowered, authorized and instructed to do if they determine that to be fair and appropriate.

(iv)Confidentiality of Process and Awards.  Except under reasonable conditions of confidentiality or to the extent necessary to confirm an award or as may be required by law, regulation, or the requirement of any exchange on which a Party’s shares are traded, neither Party will disclose the existence, content or results of an arbitration under this Agreement without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed.

(v)Statute of Limitations.  In no event will an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the subject matter of the Dispute would be barred by the applicable statute of limitations under New York law.

(vi)Disputed Breach.  In the event a Party disputes an alleged material breach of this Agreement by written notice to the other Party, such other Party’s right to terminate this Agreement under Section 9.2 (Material Breach) shall be stayed, and any applicable cure period shall be tolled, during the pendency of the Dispute.

10.3

***	Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

10.4Entire Agreement.  This Agreement (including its Exhibits) set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties with respect to such subject matter.  No subsequent alteration, amendment, change or addition to this Agreement will be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of the Parties.

10.5Assignment.  Neither Party may assign in whole or in part this Agreement without the advance written consent of the other Party, except as set forth in the following sentences.  Either Party may assign this Agreement in its entirety without such consent to an Affiliate or to the successor to all or substantially all of its stock or assets to which this Agreement relates in connection with its merger with, or the sale of all or substantially all of its stock or assets to which this Agreement relates to, another entity, regardless of the form of the transaction.  In addition, Adimab may assign this Agreement or any of its rights under this Agreement, without Alector’s consent, in connection with the sale of, monetization of, transfer of, or obtaining financing on the basis of the payments due to Adimab under this Agreement or debt or project financing in connection with this Agreement.  This Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns.  Any assignment of this Agreement not made in accordance with this Agreement is prohibited hereunder and will be null and void.

10.6Severability.  If one or more of the provisions in this Agreement are deemed unenforceable by law, then such provision will be deemed stricken from this Agreement and the remaining provisions will continue in full force and effect, and the Parties will substitute for the unenforceable provision an enforceable provision that conforms as nearly as possible with the original intent of the Parties.

10.7Force Majeure.  Both Parties will be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by a Force Majeure and the nonperforming Party promptly provides notice of the prevention to the other Party.  Such excuse will be continued so long as the condition constituting Force Majeure continues and the nonperforming Party takes reasonable efforts to remove the condition, but no longer than [***].

10.8Notices.  Any notice required or permitted to be given under this Agreement will be in writing, will specifically refer to this Agreement and will be deemed to have been sufficiently given for all purposes if delivered by express delivery service or personally delivered, and such notice will be deemed to have been given upon receipt.  Unless otherwise specified in writing, the addresses of the Parties will be as described below.

If to Adimab:

Adimab, LLC

[***]

with a required copy to:

***	Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

In the case of Alector:

Alector LLC

[***]

10.9Construction.  This Agreement has been prepared jointly and will not be strictly construed against either Party.  Ambiguities, if any, in this Agreement will not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

10.10Headings.  The headings for each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

10.11No Waiver.  Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter will not constitute a waiver of such Party’s rights to the subsequent enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time executed by an authorized officer of the waiving Party.

10.12Performance by Affiliates.  A Party may perform some or all of its obligations under this Agreement through Affiliate(s) or may exercise some or all of its rights under this Agreement through Affiliates.  However, each Party will remain responsible and be guarantor of the performance by its Affiliates and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance as if such Party were performing such obligations itself, and references to a Party in this Agreement will be deemed to also reference such Affiliate.  In particular and without limitation, all Affiliates of a Party that receive Confidential Information of the other Party pursuant to this Agreement will be governed and bound by all obligations set forth in Article 6 (Confidentiality; Publicity), and will (to avoid doubt) be subject to the intellectual property assignment and other intellectual property provisions of Article 5 (Intellectual Property) as if they were the original Party to this Agreement (and be deemed included in the actual Party to this Agreement for purposes of all intellectual property-related definitions).  A Party and its Affiliates will be jointly and severally liable for their performance under this Agreement.

10.13Counterparts.  This Agreement may be executed in one or more identical counterparts, each of which will be deemed to be an original, and which collectively will be deemed to be one and the same instrument.  In addition, signatures may be exchanged by facsimile or PDF.

***	Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, the Parties have by duly authorized persons executed this Agreement to be effective as of the Effective Date.  The Parties acknowledge that the signature date below may not be the Effective Date.

ALECTOR LLC:ADIMAB LLC:

By:_/s/ Arnon Rosenthal________________By:_/s/ Philip Chase__________________

Title:_CEO__________________________Title:_General Counsel_______________

Date:_August 20, 2019_________________Date:__August 16, 2019_____________

EXHIBITS LIST

A – TARGET QUESTIONNAIRE

B – FORM OF RESEARCH PLAN

C – FORM OF SEMI-ANNUAL PROGRAM UPDATE

1

Exhibit A: Partner Completed Target Questionnaire

Information you are able to provide about your target will help Adimab design a customized selection strategy and detailed work plan.  This will ultimately allow Adimab to deliver antibodies that fit your desired properties.

Overview

Adimab has compiled the following set of criteria to help ensure the quality of the antigen(s) used in the selection process which will ultimately lead to a successful campaign.  Any additional information the Partner can provide relating to your antigen is valuable.  When multiple forms of the antigen are available, and are used in the selection, it increases the potential success of the campaign.  As an example, an RTK-ECD can be supplied as both an Fc-fusion protein and as a tagged monomeric protein, or produced and purified using preferred host expression systems and purification tags.

Target (answers to be provided below in blue)

•	What is the name of your target?

•	Does your target have any other aliases?

•	What is the nature of your target (e.g., extracellular domain of a membrane protein)?

•	Does your target protein have an affinity tag? If yes, what tag?

•	Are you aware of any post-translational modification(s) to your target protein (e.g., N-glycosylation, O-glycosylation or phosphorylation)?

•	Is the target a chimeric protein (e.g., Fc-fusion protein)?

•	Does your target protein interact with other proteins or form complexes? If yes, please describe.

•	Does your target exist naturally as a monomer, dimer, trimer, etc.?

•	Is your target available in multiple formats (e.g., monomeric, dimeric, multiple tags, etc.)?

•	How stable is your target protein (e.g., stability @ 4˚C, freeze thaw cycle data)?

•	Do you have access to 10 nmol quantities (e.g., ~1 mg of 75 kDa protein) of your target protein? If yes, are these immediately available or will they require time to source?

2

•	Do you have cell-based or other assays to determine the bioactivity of your target? If yes, please describe.

•	Are there targets against which negative selections or screening should be performed? If yes, please describe.

•	What is the desired cross-reactivity profile of antibodies?

•H x C – Y or N

•H x M – Y or N

•H x Other - Specify

•	If species cross-reactivity is desired, what is the homology between the respective antigen species and human?

•H x C –

•H x M –

•H x Other –

•	If available, please provide Genbank accession IDs or Uniprot entry numbers:

•Human

•Cyno (or Rhesus) -

•Mouse (or Rat) -

Mode of action

•	Could you describe the profile of your “ideal antibody” (e.g., affinity, specificity, mode of action, expressability, etc.)?

•	Do you wish to disrupt a protein-protein interaction (e.g., a receptor-ligand interaction or dimerization)?

•	Do you have an existing antibody (murine or other) that binds to your target? If yes, does the antibody have the “biology” of interest and/or hit a desired epitope?

•	Are you looking to discover an antibody against a known epitope or a novel epitope?

•	What in vitro and in vivo screening assays are you planning to do in-house with purified IgGs discovered by Adimab?

•	Is ADCC expected to be important

3

Exhibit B: Form of Research Plan

***	Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

4

Exhibit C – Form of Alector Semi-Annual Program Update

***	Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

5